Exhibit 99.1

Profits Increase as J & J Snack Foods Corp. Announces Record Quarter

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 20, 2004--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its second quarter and six months ended March 27, 2004.
    Sales for the second quarter increased 17% to $95.2 million from $81.4 million in last year's second quarter. Net earnings increased 11% to $3.3 million from $3.0 million last year. Earnings per diluted share were $.36 for the March quarter compared to $.33 last year. Operating income increased 11% to $5.1 million this year from $4.6 million in the year ago period.
    For the six months ended March 27, 2004, sales increased 10% to $175.2 million from $158.7 million in last year's first half. Net earnings increased 23% to $5.2 million in the six months from $4.2 million last year. Earnings per diluted share were $.57 for the six months compared to $.46 last year. Operating income increased 23% to $7.9 million from $6.4 million in the year ago period.
    The results of operations for the second quarter and six months ended March 27, 2004 include Country Home Bakers, Inc. which was acquired on January 5, 2004.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We are pleased with our financial performance for the quarter and six month period. Excluding our retail restaurant group, all of our businesses, including the recently acquired Country Home Bakers, contributed to our record setting quarter."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2)and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas, Atlanta, Georgia and Vernon (Los Angeles), California.

    (1)MINUTE MAID is a registered trademark of The Coca-Cola Company.

    (2)BARQ'S is a registered trademark of Barq's Inc.



                           Consolidated Statement of Operations
                          --------------------------------------
                      Three Months Ended           Six Months Ended
                      ------------------           ----------------
                      March 27,  March 29,     March 27,     March 29,
                        2004       2003          2004          2003
                      -------    -------       --------      --------
                                     (in thousands)

Net sales             $95,214    $81,408       $175,159      $158,652
Cost of goods sold     64,468     54,532        119,775       109,711
                      -------    -------       --------      --------
   Gross profit        30,746     26,876         55,384        48,941
Operating expenses     25,623     22,253         47,482        42,508
                      =======    =======       ========      ========
Operating income        5,123      4,623          7,902         6,433
Other income               84         66            172           132
                      -------    -------       --------      --------
   Earnings before
    income taxes        5,207      4,689          8,074         6,565
Income taxes            1,865      1,688          2,907         2,363
                      -------    -------       --------       -------
   Net earnings       $ 3,342    $ 3,001        $ 5,167       $ 4,202
                      =======    =======       ========       =======

Earnings per diluted
 share                  $ .36      $ .33           $.57          $.46
Earnings per basic
 share                  $ .38      $ .34           $.58          $.48
Weighted average number
 of diluted shares      9,170      9,069          9,105         9,152
Weighted average number
 of basic shares        8,877      8,737          8,834         8,734


                                    Consolidated Balance Sheets
                                   -----------------------------
                              March 27, 2004       September 27, 2003
                             ----------------     --------------------
                                         (in thousands)

Current assets                  $107,026                $100,405
Property, plant & equipment,
 net                              88,864                  87,115
Goodwill, net                     46,477                  45,850
Other intangibles, net             2,656                   1,231
Other assets                       1,577                   2,082
                                --------                --------
   Total                        $246,600                $236,683
                                ========                ========

Current liabilities               42,579                  40,058
Deferred income taxes             13,374                  13,374
Other long term obligations          598                     687
Stockholders' equity             190,049                 182,564
                                --------                --------
   Total                        $246,600                $236,683
                                ========                ========


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

    CONTACT: J & J Snack Foods Corp.
             Dennis Moore, CFO, 856-665-9533